Exhibit 99.1

CSRA Announces Fourth Quarter and Fiscal Year 2016 Financial Results
- Robust book-to-bill ratios of 1.0x for the quarter and 1.3x for the year build the foundation for future growth
- Quarterly loss from continuing operations before taxes of $107 million reflects pension remeasurement; adjusted EBITDA margin of 17.4 percent leads the industry
- Quarterly Operating Cash Flow of $179 million and Free Cash Flow of $167 million enabled significant debt reduction
FALLS CHURCH, Va., May 25, 2016 /PRNewswire/ -- CSRA Inc. (NYSE: CSRA), a leading provider of next-generation IT solutions and professional services to government organizations, today announced financial results for the fourth quarter of fiscal year 2016, which ended April 1, 2016.
"We capped off our first fiscal year with another strong quarter of profitability, cash flow, and business development performance," said Larry Prior, CSRA President and CEO. "We dramatically exceeded our cost synergy targets, which is driving margins and cash generation and enabling more rapid debt reduction. Our robust bookings demonstrate that we can compete fiercely in the federal marketplace and validate our leading position in offering and successfully delivering next generation information technology solutions to the federal government."

Summary Operating Results

(unaudited $ in millions, except for per share data)	Three Months Ended		Twelve Months Ended
	Apr 1, 2016	Apr 3, 2015	Apr 1, 2016	Apr 3, 2015
GAAP revenue	$1,290	$1,001	$4,250	$4,070
GAAP earnings before taxes	$(107)	$100	$149	$429
GAAP diluted EPS	$(0.440)	$0.43	$0.53	$1.82

Pro forma revenue	$1,290	$1,350	$5,198	$5,444
Pro forma adjusted EBITDA	$225	$209	$895	$865
Pro forma adjusted diluted EPS	$0.50	$0.38	$1.96	$1.72

Note: All figures and their computation methods are shown at the end of the release.

GAAP revenue for the fourth quarter of fiscal year 2016 was $1.29 billion, up 29 percent compared to the fourth quarter of fiscal year 2015 as a result of the merger with SRA International, Inc. Revenue for the quarter was up 1 percent compared to pro forma revenue in the third quarter of fiscal year 2016.
The GAAP loss from continuing operations before taxes of $107 million, or $0.44 per share, includes a $203 million non-cash charge associated with the remeasurement of various pension programs, and merger and integration costs of $27 million. Pro forma adjusted EBITDA for the quarter was $225 million, up 8 percent from pro forma adjusted EBITDA in the fourth quarter of fiscal year 2015, as margin increased from 15.5 percent to 17.4 percent. The year-over-year improvement in adjusted EBITDA was driven primarily by cost synergies realized from the SRA merger, which have significantly exceeded the company's initial projections. Adjusted diluted earnings per share for the quarter were $0.50, up 32 percent from pro forma adjusted EPS of $0.38 in the fourth quarter of fiscal year 2015.

Exhibit 99.1

Cash Management and Capital Deployment
Operating Cash Flow for the quarter was $179 million, which drove free cash flow of $167 million or 2.1 times adjusted net income attributable to CSRA common stockholders. As a result of the strong cash flow, the company aggressively executed on its balanced capital deployment program and deployed $170 million to pay down debt, $13 million to repurchase shares, and $16 million to pay dividends.
"Our superb fourth quarter free cash flow highlighted one of our fundamental value propositions for investors," remarked Dave Keffer, CSRA CFO. "The ability to generate free cash flow is the fundamental driver of value, and our exceptional results were a true team effort. We used our cash to pay down debt more quickly, deliver a dividend, and repurchase shares at good value. Our steady cash flows and $650 million of undrawn revolver capacity provide substantial liquidity and flexibility to manage the business, pay down debt, return cash to shareholders, and make accretive acquisitions."
The Board of Directors declared that the company will pay a cash dividend of $0.10 per share on July 11, 2016, to all common stockholders of record as of June 14, 2016, as part of its regular quarterly cash dividend program.
Contract Awards
Bookings totaled $1.3 billion in the fourth quarter, representing a book-to-bill ratio of 1.0x. The fourth quarter marked the fifth consecutive quarter with a pro forma book-to-bill ratio of 1.0x or higher. Pro forma bookings for the trailing twelve-month period totaled $6.9 billion, representing a pro forma book-to-bill ratio of 1.3x. New business bookings constituted 48 percent of the total bookings in the fourth quarter and 35 percent of the total bookings in the trailing twelve months.
Included in the quarterly bookings were several particularly important single-award prime contracts:

•
Securities and Exchange Commission (SEC) IT Solutions. Under a potential $252 million, 10-year award, CSRA will deliver a broad range of services supporting the overall day-to-day IT operations, while migrating agency IT services contracts from staff augmentation to fixed price, information technology as-a-service and managed services.

•
Alabama Supercomputer Authority (ASA) Network Services. Under a $96 million, five-year contract, CSRA will continue its 22-year relationship with ASA to provide industry-leading supercomputing and network services to the academic community in Alabama.

•
Scientific Models, Applications, Visualization, Computational Science and Statistical Support. The Environmental Protection Agency (EPA) Office of Research and Development (ORD) awarded CSRA a $54 million contract to create, apply and distribute complex environmental simulations in support of research initiatives.

In addition, the company won several large multiple-award, Indefinite Delivery, Indefinite Quantity contracts that are not included in bookings, but support future growth, including:

•
Transformation Twenty-One Total Technology Next Generation (T4NG). The Department of Veteran's Affairs (VA) awarded CSRA operating subsidiary, SRA International, Inc., a prime position on the T4NG contract, which has a potential ceiling value of $22 billion over 10 years. The contract will support the VA's efforts in information technology infrastructure improvements, cybersecurity and operations, and network management.

The company's backlog of signed business orders at the end of fourth quarter of fiscal year 2016 was $15.1 billion, of which $2.9 billion was funded. Total backlog increased 5 percent compared to the pro forma backlog at the end of the fourth quarter of fiscal year 2015.
Forward Guidance
The company is initiating guidance ranges for revenue, adjusted EBITDA, adjusted diluted earnings per share, and free cash flow for the fiscal year 2017 as specified in the table below.

Exhibit 99.1

Metric	Fiscal Year 2017
Revenue (millions)	$5,000 - $5,200
Adjusted EBITDA (millions)	$870 - $905
Adjusted Diluted Earnings per Share	$1.91 - $2.04
Free Cash Flow (millions)	$300 - $350
The fiscal year 2017 adjusted EBITDA and diluted EPS guidance assumes pension income of $96 million, or $16 million lower than the run rate for the third and fourth quarters of fiscal year 2016. Without that change, the adjusted EBITDA guidance would have been $886 to $921 million and adjusted EPS guidance would have been $1.97 to $2.10. The company affirms its long-term model of average compound annual growth in revenue of 2 percent to 3 percent and average compound annual growth in adjusted EPS of 8 percent to 10 percent.
Dave Keffer commented, "The entire CSRA team delivered outstanding earnings growth and industry-leading profitability in the fourth quarter. We have now identified more than double the $80 million of cost synergies that we originally targeted from the merger. Moreover, we have already taken most of the actions to execute at this new level of efficiency. Fiscal year 2017 should follow the pattern of investing in growth, managing costs well, and deploying our excellent cash flow in a balanced manner."
Conference Call
CSRA executive management will hold a conference call on May 25, 2016, at 5 p.m. Eastern to discuss the financial results and outlook and answer questions. Analysts and institutional investors may participate on the conference call by dialing 877-883-0383 (domestic) or 412-902-6506 (international) and entering pass code 2697791. The conference call will be webcast simultaneously to the public through a link on the Investor Relations section of the CSRA website (http://investorrelations.csra.com). A replay of the conference call will be available on the CSRA website approximately two hours after the conclusion of the call.
About CSRA Inc.
Every day CSRA (NYSE: CSRA) makes a difference in how the government serves our country and our citizens. We deliver a broad range of innovative, next-generation IT solutions and professional services to help our customers modernize their legacy systems, protect their networks and assets, and improve the effectiveness and efficiency of mission-critical functions for our warfighters and our citizens. Our 18,000 employees understand that success is a matter of perseverance, courage, adaptability and experience. CSRA is headquartered in Falls Church, Virginia. To learn more about CSRA, visit www.csra.com.
Forward-looking Statements
All statements in this press release and in all future press releases that do not directly and exclusively relate to historical facts constitute "forward-looking statements" within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements represent CSRA's intentions, plans, expectations and beliefs, including statements about network and asset protection and improving mission-critical functions. The forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside the control of CSRA. These factors could cause actual results to differ materially from forward-looking statements. For a written description of these factors, see the sections titled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in CSRA's Quarterly Report for the Fiscal Quarter Ended January 1, 2016 and any updating information in subsequent SEC filings. CSRA disclaims any intention or obligation to update these forward-looking statements whether as a result of subsequent event or otherwise, except as required by law.

Exhibit 99.1

CSRA INC. CONSOLIDATED AND COMBINED BALANCE SHEETS (unaudited)

	As of
(Dollars in thousands)	April 1, 2016	April 3, 2015
Current assets
Cash and cash equivalents	$130,016	$4,979
Receivables, net of allowance for doubtful accounts of $21,295 (fiscal 2016) and $14,733 (fiscal 2015)	751,228	696,727
Prepaid expenses and other current assets	123,278	92,665
Total current assets	1,004,522	794,371

Intangible and other assets
Goodwill	2,332,158	802,582
Customer-related and other intangible assets, net of accumulated amortization of $200,611 (fiscal 2016) and $150,295 (fiscal 2015)	869,409	33,405
Software, net of accumulated amortization of $95,034 (fiscal 2016) and $75,544 (fiscal 2015)	41,427	35,261
Other assets	68,697	58,931
Total intangible and other assets	3,311,691	930,179

Property and equipment, net of accumulated depreciation of $773,027 (fiscal 2016) and $696,796 (fiscal 2015)	530,087	436,732
Total assets	$4,846,300	$2,161,282

Current liabilities
Accounts payable	$170,359	$130,551
Accrued payroll and related costs	199,512	109,539
Accrued expenses and other current liabilities	527,734	440,606
Current capital lease liability	42,191	21,351
Current maturities of long-term debt	128,000	—
Dividends payable	17,943	—
Total current liabilities	1,085,739	702,047

Long-term debt, net of current maturities	2,656,324	—
Noncurrent capital lease liability	108,530	129,933
Noncurrent deferred income tax liabilities	162,844	153,297
Other long-term liabilities	742,625	80,957

Commitments and contingent liabilities (Note 22)

Equity
Net parent investment, prior to Spin-Off	—	1,067,492
CSRA Stockholders' Equity:
Common stock, $0.001 par value, 750,000,000 shares authorized, 162,925,821 shares issued and outstanding	163	—

Exhibit 99.1

Additional paid-in capital	117,376	—
Accumulated deficit	(73,901)	—
Accumulated other comprehensive income (loss)	20,908	(405)
Total CSRA stockholders' equity	64,546	1,067,087
Noncontrolling interests	25,692	27,961
Total equity	90,238	1,095,048
Total liabilities and equity	$4,846,300	$2,161,282

Exhibit 99.1

CSRA INC. CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS (unaudited)

	Three Months Ended		Twelve Months Ended
(Dollars in thousands)	April 1, 2016	April 3, 2015	April 1, 2016	April 3, 2015
Revenue	$1,290,151	1,000,051	$4,245,673	4,061,914
Related party revenue	(1)	1,067	4,774	7,832
Total revenue	1,290,150	1,001,118	4,250,447	4,069,746

Cost of services	1,227,065	810,782	3,570,857	3,274,469
Related party cost of services	(1)	1,067	4,774	7,832
Total cost of services (excludes depreciation and amortization)	1,227,064	811,849	3,575,631	3,282,301
Selling, general and administrative expenses	52,398	49,429	187,244	194,207
Separation and merger costs	18,008	—	117,987	—
Depreciation and amortization	69,266	32,786	182,242	137,058
Interest expense, net	28,876	5,301	53,475	21,864
Other (income) expense, net	1,467	1,967	(15,221)	5,608
Total costs and expenses	1,397,079	901,332	4,101,358	3,641,038

(Loss) income from continuing operations before taxes	(106,929)	99,786	149,089	428,708
Taxes on income	(38,724)	38,300	46,167	160,996
(Loss) income from continuing operations	(68,205)	61,486	102,922	267,712
(Loss) income from discontinued operations, net of taxes	—	(166)	—	(1,877)
Net income	(68,205)	61,320	102,922	265,835
Less: noncontrolling interest	3,658	3,601	15,777	14,078
Net income attributable to CSRA common stockholders	$(71,863)	57,719	$87,145	251,757

Earnings (loss) per common share
Basic:
Continuing operations	$(0.44)	0.43	$0.54	1.82
Discontinued operations	—	—	—	(0.01)
	$(0.44)	0.43	$0.54	1.81

Diluted:
Continuing operations	$(0.44)	0.43	$0.53	1.82
Discontinued operations	—	—	—	(0.01)
	$(0.44)	0.43	$0.53	1.81

Exhibit 99.1

CSRA INC. CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS (unaudited)

	Twelve Months Ended
(Dollars in thousands)	April 1, 2016	April 3, 2015
Cash flows from operating activities:
Net income	$102,922	$265,835
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	191,404	146,764
Pension and OPEB actuarial & settlement losses (gains)	202,800	8,359
Stock-based compensation	10,215	17,618
Excess tax benefit from stock-based compensation	(605)	—
Deferred income taxes	(44,187)	(2,615)
Net (gain) loss on dispositions on business and assets	(6,620)	3,521
Provision for loss (gain) on accounts receivable	337	(265)
Net loss on sale of receivables	2,458	—
Amortization of debt issuance costs	3,785	—
Other non-cash items, net	(4,811)	—
Changes in assets and liabilities, net of acquisitions and dispositions:
Decrease in receivables	185,939	7,996
(Increase) decrease in prepaid and other assets	(29,836)	42,674
(Increase) decrease in payables and accrued expenses	(17,537)	30,165
(Increase) decrease in defined benefits liability	(56,714)	(5,000)
Increase (decrease) in other long-term liabilities	13,985	(22,099)
Other operating activities, net	(19)	(6,015)
Cash provided by operating activities	553,516	486,938

Cash flows from investing activities
Purchases of property and equipment	(139,420)	(70,183)
Software purchased and developed	(21,913)	(7,720)
Payments for acquisitions, net of cash acquired
Payments for acquisitions, net of cash acquired	(341,606)	(49,370)
Extinguishment of SRA long-term debt and costs	(1,100,698)	—
Reimbursement of SRA-related expenses	(29,885)	—
Proceeds from business dispositions	34,001	3,000
Proceeds from disposals of assets	3,714	7,624
Other investing	(9,512)	—
Cash (used in) provided by investing activities	(1,605,319)	(116,649)

Cash flows from financing activities

Exhibit 99.1

Borrowings under lines of credit	200,000	—
Repayments of borrowings under lines of credit	(150,000)	—
Borrowings of long-term debt	2,800,000	—
Payments of long-term debt	(20,000)	—
Debt issuance costs	(56,415)	—
Excess tax benefit from stock-based compensation	605	—
Proceeds from stock options and other common stock transactions	3,692	—
Repurchase of common stock	(50,000)	—
Special Dividend payment	(1,147,807)	—
Dividends paid	(16,252)	—
Repayment of Transitory Note	(350,038)	—
Payments on lease liability	(16,497)	(28,902)
Payments to noncontrolling interest	(18,000)	—
Net transfers to CSC	(10,425)	(340,387)
Other financing	7,977	—
Cash provided by (used in) financing activities	1,176,840	(369,289)

Net increase (decrease) in cash and cash equivalents	125,037	1,000
Cash and cash equivalents at beginning of period	4,979	3,979
Cash and cash equivalents at end of period	$130,016	$4,979

Segment Operating Results

CSRA delivers IT, mission, and operations-related services across the U.S. federal government through two reportable segments–Defense and Intelligence, which supports customers in the Department of Defense (DoD) and Intelligence Community, and Civil, which supports customers in homeland security, law enforcement, healthcare, and other civil agencies as well as certain state and local government agencies. The following table summarizes revenue by reportable segment:

	Three Months Ended
(unaudited $ in thousands)	Apr 1, 2016	Apr 3, 2015
Pro forma revenue
Defense and Intelligence	577,559	630,468
Civil	712,591	720,358
Total pro forma revenue	$1,290,150	$1,350,826
SRA revenue prior to November 30, 2015	—	349,708
Total revenue	$1,290,150	$1,001,118

Pro forma segment operating income
Defense and Intelligence	76,392	67,946
Civil	83,271	89,815
Total pro forma segment operating income	$159,663	$157,761
SRA segment operating income prior to November 30, 2015	—	20,036
Total segment operating income	$159,663	$137,725

Note: Values in bold have been derived by subtracting nine-month GAAP figures from the unaudited Third Quarter Fiscal Year 2016 Form 10-Q from twelve-month GAAP figures from the audited Fiscal Year 2016 Form 10-K.

For the three months ended April 1, 2016, pro forma Defense and Intelligence segment revenues decreased by $53 million, or 8.4 percent compared to the same period of the prior year. Fourth quarter

Exhibit 99.1

pro forma Civil segment revenues decreased by $8 million, or 1.1 percent in 2016 as compared to the same period of the prior year.
Pro forma segment operating income increased across the company, driven by profitability enhancements with the Defense and Intelligence segment. For the three months ended April 1, 2016, total pro forma segment operating margin was 12.4 percent, up 70 basis points compared to the fourth quarter of fiscal year 2015.
Non-GAAP Financial Measures
The following tables illustrate the items and means to reconcile non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP. CSRA management believes that these non-GAAP financial measures provide useful additional information to investors regarding the company's financial condition and results of operations as they provide another measure of the company's profitability and ability to service its debt and are considered important measures by financial analysts covering CSRA. When analyzing CSRA's performance, investors and securities analysts should evaluate each adjustment in our reconciliation and use pro forma adjusted measures in addition to, and not as an alternative to, GAAP measures.
Pro forma adjusted results include a full period of SRA results; assess the impact of interest, non-backlog-related intangibles amortization, recurring elements of pension income, and other costs as if the separation and merger had occurred at the beginning of the period; and exclude costs directly associated with the separation and merger transactions and the ongoing integration process. The table below summarizes the major adjustments to GAAP to derive pro forma adjusted metrics for each reporting period.

Metric	Q4 2016	FY2016	Q4 2015 / FY2015
Pro Forma Revenue	None (GAAP)	= + SRA revenue - Intercompany revenue	= + SRA revenue - Intercompany revenue
Pro Forma Adjusted EBITDA	= - Pension mark-to-market expense - Integration costs - Spin/merger costs	= + SRA EBITDA - Intercompany EBITDA - Pension mark-to-market expense + Pension income - Integration costs - Spin/merger costs + CSC IP expense	= + SRA EBITDA - Intercompany EBITDA + Pension income + CSC IP expense
Pro Forma Adjusted Diluted EPS	= - Pension mark-to-market expense - Integration costs - Spin/merger costs - SRA backlog amortization + Normalized tax rate
= + SRA income
-  Intercompany income
-  Pension mark-to-market expense
+ Pension income
-  Integration costs
-  Spin/merger costs
-  SRA backlog amortization
+ CSC IP expense
+ Normalized interest expense
+ Normalized tax rate
+ Weighted share count since spin
= + SRA income - Intercompany income + Pension income + CSC IP expense + Normalized interest expense + Normalized tax rate + Share count at spin

Exhibit 99.1

Pro Forma Adjusted Revenue

CSRA INC.
PRO FORMA REVENUE (unaudited)

	Three Months Ended		Twelve Months Ended
(Amounts in thousands)	April 1, 2016	April 3, 2015	April 1, 2016	April 3, 2015
Revenue(a)	$1,290,150	$1,001,118	$4,250,447	$4,069,746
Historical SRA revenue(b)	—	349,708	949,661	1,377,239
Separation and merger effect(c)	—	(804)	(1,844)	(3,015)
Pro forma adjusted revenue	$1,290,150	$1,350,022	$5,198,264	$5,443,970

Note: Values in bold have been derived by subtracting nine-month GAAP figures from the unaudited Third Quarter Fiscal Year 2016 Form 10-Q from twelve-month GAAP figures from the audited Fiscal Year 2016 Form 10-K.

(a)	For the quarter and year ended April 3, 2015, GAAP results reflect the operations of CSRA LLC.
(b)	Revenue prior to the November 30, 2015 merger from the most closely corresponding reporting period, which is January 1, 2015 to March 31, 2015, in the case of the three months ended April 3, 2015.
(c)	Adjustment for inter-company revenue prior to the November 30, 2015 merger.

Exhibit 99.1

Pro Forma Adjusted Diluted Earnings Per Share

CSRA INC.
PRO FORMA ADJUSTED DILUTED EARNINGS PER SHARE (unaudited)

	Three Months Ended		Twelve Months Ended
(Amounts in thousands except per share amounts)	April 1, 2016	April 3, 2015	April 1, 2016	April 3, 2015
(Loss) income from continuing operations before taxes(a)	$(106,929)	$99,786	$149,089	$428,708
Historical SRA loss from continuing operations before taxes(b)	—	(6,175)	(61,724)	(23,920)
Separation and merger costs(c)	15,512	14,500	236,472	82,847
One-time integration costs	11,833	—	7,688	—
Mark-to-market pension and OPEB expense	202,800	—	202,800	—
Amortization of funded backlog associated with SRA acquisition(d)	16,300	—	17,906	—
Pro forma adjusted income from continuing operations before taxes	139,516	108,111	552,231	487,635

Pro forma adjusted income tax expense(e)	54,411	42,163	215,370	190,178
Pro forma adjusted net income	85,105	65,948	336,861	297,457
Less: Noncontrolling interest	3,658	3,601	15,777	14,078
Pro forma adjusted net income attributable to CSRA common stockholders	$81,447	$62,347	$321,084	$283,379

Pro forma adjusted diluted earnings per common share(f)	$0.50	$0.38	$1.96	$1.72

Note: Values in bold have been derived by subtracting nine-month GAAP figures from the unaudited Third Quarter Fiscal Year 2016 Form 10-Q from twelve-month GAAP figures from the audited Fiscal Year 2016 Form 10-K.

(a)	For the quarter and year ended April 3, 2015, GAAP results reflect the operations of CSRA LLC.
(b)
Income prior to the November 30, 2015 merger from the most closely corresponding reporting period, which is January 1, 2015 to March 31, 2015, in the case of the three months ended April 3, 2015 and April 1, 2014 to March 31, 2015, in the case of the twelve months ended April 3, 2015.

(c)	Inter-company income prior to the November 30, 2015 merger plus costs directly associated with the separation and merger transactions, before tax effect.
(d)	Total value of $65 million amortized over one year is included in GAAP net income from continuing operations before tax.
(e)	Effective tax rate applied at 39% in all periods.
(f)	Diluted share count set at share count as of November 30, 2015 for the three and twelve months ended April 3, 2015.

Exhibit 99.1

Pro Forma Adjusted EBITDA

CSRA defines pro forma adjusted EBITDA as revenue less cost of services and selling, general, and administrative (SG&A) costs. In addition, pro forma adjusted EBITDA excludes periodic mark-to-market adjustments to the pension plan as well as certain non-cash items such as stock-based compensation expense.

CSRA INC.
PRO FORMA ADJUSTED EBITDA (unaudited)

	Three Months Ended		Twelve Months Ended
(Amounts in millions)	April 1, 2016	April 3, 2015(a)	April 1, 2016	April 3, 2015(a)
(Loss) income from continuing operations(b)	$(68)	$62	$103	$268
Historical SRA loss from continuing operations before taxes(c)	—	(3)	(40)	(16)
Separation and merger costs(d)	35	(43)	184	(292)
Interest expense, net	29	29	117	116
Tax expense on income	(27)	5	109	(36)
Depreciation and amortization	49	69	198	270
Amortization of contract-related intangibles	2	2	10	10
Provision for losses on accounts receivables	—	—	—	—
Loss on sale of receivables	—	1	—	1
Stock-based compensation	2	6	12	23
Restructuring costs	—	10	4	14
Foreign currency loss	—	—	—	1
Pension and post-retirement actuarial losses (gains), settlement losses, and amortization of other comprehensive income	203	68	212	493
Gain on disposition	—	—	(17)	—
Separation and CSRA merger costs	—	—	2	—
Impact of acquisitions(e)	—	3	1	13
Pro forma Adjusted EBITDA	$225	$209	$895	$865

Note: Values in bold have been derived by subtracting nine-month GAAP figures from the unaudited Third Quarter Fiscal Year 2016 Form 10-Q from twelve-month GAAP figures from the audited Fiscal Year 2016 Form 10-K. Adjusted EBITDA may not equal the sum of the component figures due to rounding.

(a)
The reconciliation to Pro Forma Adjusted EBITDA for the periods ended April 3, 2015 differs from that used to calculate the periods ended April 1, 2016. For example, Losses from continuing operations for the periods ended April 3, 2015, incorporate amounts furnished in the Form 8-K dated December 24, 2015, derived on the basis described therein. The same profitability measures for the periods ended April 1, 2016, are derived from the same basis of accounting used to prepare GAAP financial information for those periods.

(b)	For the quarter and year ended April 3, 2015, GAAP results reflect the operations of CSRA LLC.
(c)
SRA income prior to November 30, 2015 merger from the most closely corresponding reporting period, which is January 1, 2015 to March 31, 2015, in the case of the three months ended April 3, 2015 and April 1, 2014 to March 31, 2015, in the case of the twelve months ended April 3, 2015.

(d)	Inter-company income prior to the November 30, 2015 merger plus costs directly associated with the separation and merger transactions, net of tax; and one time integration costs.
(e)	Pro-forma EBITDA contribution of SRA acquisition made prior to merger (revised from amounts furnished in the Form 8-K dated December 24, 2015).

Exhibit 99.1

Free Cash Flow

CSRA defines free cash flow as equal to the sum of (1) operating cash flows, (2) investing cash flows, excluding business acquisitions, dispositions and investments and (3) payments on capital leases and other long-term asset financings. Free cash flow is further adjusted for certain non-recurring cash flow items, such as (i) separation-related payments and (ii) the sale of accounts receivables. Quarterly free cash flow and its components are calculated by subtracting the nine-month values from the 10-Q filed on February 16, 2016, from the annual values presented on the year-end statement of cash flows.

CSRA INC.
FREE CASH FLOW (unaudited)

	Twelve Months Ended	Nine Months Ended	Three Months Ended
(Amounts in millions)	April 1, 2016	January 1, 2016	April 1, 2016
Net cash provided by operating activities	$554	$375	$179
Net cash (used in) provided by investing activities	(1,605)	(1,551)	(54)
Acquisitions, net of cash acquired	1,472	1,473	(1)
Business dispositions	(34)	(34)	—
Payments on capital leases and other long- term assets financing	(16)	(13)	(3)
Separation-related payments	80	70	10
Sale of receivables	(172)	(208)	36
Free cash flow	$278	$112	$167

Note: Free cash flow may not equal the sum of the component figures due to rounding.

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CONTACT: Investors: M. Stuart Davis, 703.641.2267, stuart.davis@csra.com; Media: Shannon N. Booker, 703.645.5217, shannon.booker@csra.com